FOR IMMEDIATE RELEASE
September 27, 2007

Cintas Corporation Reports First Quarter Fiscal 2008
Revenue and Earnings and Announces International Expansion
New Sales Organization Gaining Momentum
Company Acquires Business in Europe

CINCINNATI, September 27, 2007 -- Cintas Corporation (Nasdaq:CTAS) today reported revenue for the first quarter of fiscal 2008 of $969.1 million, a 6.0% increase from the previous year’s first quarter revenue of $914.2 million.  Net income was $81.1 million and earnings per diluted share were $0.51.

Scott D. Farmer, President and Chief Executive Officer, stated, “Our results for the first quarter are in line with our expectations.  Our new sales organization is now fully staffed and operational.  We believe that the initial disruption in new business sales caused by the rollout of this new organization is behind us and we are beginning to see an improvement in new business results.  We expect the new sales organization to continue to gain strength and momentum, resulting in improving revenue growth as we progress through the rest of our fiscal year.”

While net income and earnings per diluted share decreased 4.6% and 3.8%, respectively, as compared to the first quarter of last fiscal year, the results were in line with Company projections.  The Company indicated that the investment in the new sales organization has impacted profitability, as expected.  Mr. Farmer stated, “The investment in the new organization has been made in order to enhance future growth opportunities.  As the amount of new business sold improves under this new organization, we expect our selling costs as a percent of revenue to begin to trend back to more traditional levels.”

International Expansion

In addition to their first quarter results, Cintas announced that it has expanded internationally.  Scott Farmer stated, “I am very pleased to announce that we have acquired Certo Information Management, a privately-held document shredding and storage business located in the Netherlands.  We are very excited about the opportunity to now expand our services outside of North America.  While the revenue added directly from this acquisition is not material to our operations, our hope and intent is that experience gained from operating this business will provide a platform for further international expansion.”

Strong Balance Sheet and Cash Flow

The Company’s balance sheet continues to be strong.  As of August 31, 2007, the Company’s current assets exceeded current liabilities by over a four to one ratio and debt to total capitalization was 28.2%.  The Company’s cash flow from operations continues to be healthy.

As of June 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes– an interpretation of FASB Statement No. 109.  As a result of the implementation of FIN 48, the Company recorded a $14 million decrease to opening retained earnings as of June 1, 2007, and a corresponding tax reserve was established.

New Segment Reporting

Cintas also announced that beginning this quarter it will increase the number of operating segments reported in the Company’s financial statements.  Scott Farmer stated, “Our Document Management business and our First Aid, Safety and Fire business have grown to a sufficient size and scale that we believe reporting these businesses as separate operating segments is appropriate.  These emerging businesses, which have historically been included in our “Other Services” operating segment, will now be broken out separately.”

As a result of this change, the Company will now report results for five operating segments:  Rental Uniforms and Ancillary Products; Uniform Direct Sales; First Aid, Safety and Fire Protection Services; Document Management Services; and Corporate.

Outlook

Mr. Farmer stated, “Our first quarter results are in line with our expectations for the quarter.  Based on these results and the improvement we are beginning to experience in our new business sales, we reiterate our full fiscal year guidance of $3.9 billion to $4.1 billion in revenue and earnings per diluted share of $2.15 to $2.25.  Achieving this guidance would allow us to reach our 39th consecutive year of growth in revenue and earnings.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types predominantly in the United States and Canada. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 38 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates”, “anticipates”, “predicts”, “projects”, “plans”, “expects”, “intends”, “target”, “forecast”, “believes”, “seeks”, “could”, “should”, “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to update any forward-looking statements whether as a result of new information or to reflect events or circumstances arising after the date on which they are made.  You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8K and 10-K reports to the SEC.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer - 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	Aug. 31, 2007	Aug. 31, 2006	% Chng.
Revenue:
Rental uniforms and ancillary products	$710,354	$687,658	3.3
Other services	258,774	226,503	14.2
Total revenue	$969,128	$914,161	6.0

Costs and expenses (income):
Cost of rental uniforms and ancillary products	$391,490	$378,300	3.5
Cost of other services	160,266	145,380	10.2
Selling and administrative expenses	276,710	244,128	13.3
Interest income	(1,462)	(1,526)	-4.2
Interest expense	12,837	12,432	3.3
Total costs and expenses	$839,841	$778,714	7.8

Income before income taxes	$129,287	$135,447	-4.5
Income taxes	48,224	50,485	-4.5
Net income	$81,063	$84,962	-4.6

Per share data:
Basic earnings per share	$0.51	$0.53	-3.8
Diluted earnings per share	$0.51	$0.53	-3.8

Basic shares outstanding	158,771	160,770
Diluted shares outstanding	159,038	161,147

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended
	Aug. 31, 2007	Aug. 31, 2006	% Chng.
Rental uniforms and ancillary products gross margin	44.9%	45.0%
Other services gross margin	38.1%	35.8%
Total gross margin	43.1%	42.7%
Net margin	8.4%	9.3%

Depreciation and amortization	$46,222	$42,768	8.1
Capital expenditures	$45,344	$36,496	24.2

Debt to total capitalization	28.2%	29.5%

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended August 31, 2007
Revenue	$710,354	$118,805	$102,256	$37,713	$0	$969,128
Gross margin	$318,864	$36,470	$41,820	$20,218	$0	$417,372
Selling and administrative expenses	$204,071	$25,343	$31,199	$16,097	$0	$276,710
Income (loss) before income taxes	$114,793	$11,127	$10,621	$4,121	$(11,375)	$129,287
Assets	$2,592,401	$182,278	$332,757	$375,122	$138,272	$3,620,830

For the three months ended August 31, 2006
Revenue	$687,658	$116,997	$88,336	$21,170	$0	$914,161
Gross margin	$309,358	$35,693	$34,330	$11,100	$0	$390,481
Selling and administrative expenses	$185,278	$23,790	$25,151	$9,909	$0	$244,128
Income (loss) before income taxes	$124,080	$11,903	$9,179	$1,191	$(10,906)	$135,447
Assets	$2,519,943	$163,572	$287,521	$238,291	$174,894	$3,384,221

RECONCILIATION TO GAAP MEASURES
	Three Months Ended
	Aug. 31, 2007	Aug. 31, 2006	% Chng.
Income before income taxes	$129,287	$135,447	-4.5
Interest income	(1,462)	(1,526)	-4.2
Interest expense	12,837	12,432	3.3
Earnings before interest and taxes	$140,662	$146,353	-3.9

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	Aug. 31, 2007 (Unaudited)	May 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$40,841	$35,360
Marketable securities	97,431	120,053
Accounts receivable, net	409,441	408,870
Inventories, net	236,102	231,741
Uniforms and other rental items in service	352,279	344,931
Deferred tax assets	19,912	-
Prepaid expenses	17,896	15,781
Total current assets	1,173,902	1,156,736

Property and equipment, at cost, net	933,233	920,243

Goodwill	1,270,780	1,245,877
Service contracts, net	166,223	171,361
Other assets, net	76,692	76,263
	$3,620,830	$3,570,480

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$70,093	$64,622
Accrued compensation & related liabilities	34,517	62,826
Accrued liabilities	124,174	200,686
Income taxes:
Current	27,966	18,584
Deferred	-	52,179
Long-term debt due within one year	4,161	4,141
Total current liabilities	260,911	403,038

Long-term liabilities:
Long-term debt due after one year	876,522	877,074
Deferred income taxes	122,884	122,630
Accrued liabilities	116,552	0
Total long-term liabilities	1,115,958	999,704

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized
FY 2008: 173,057,674 issued and 158,860,351 outstanding
FY 2007: 172,874,195 issued and 158,676,872 outstanding	128,041	120,811
Paid-in capital	55,542	56,909
Retained earnings	2,600,792	2,533,459
Treasury stock FY 2008: 14,197,323; FY 2007: 14,197,323	(580,562)	(580,562)
Other accumulated comprehensive income	40,148	37,121
Total shareholders' equity	2,243,961	2,167,738

	$3,620,830	$3,570,480

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	Aug. 31, 2007	Aug. 31, 2006
Cash flows from operating activities:

Net income	$81,063	$84,962

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,636	33,078
Amortization of deferred charges	10,586	9,690
Stock-based compensation	2,132	(598)
Deferred income taxes	17,418	10,772
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	644	(1,202)
Inventories	(4,293)	(12,381)
Uniforms and other rental items in service	(7,128)	(2,311)
Prepaid expenses	(2,117)	634
Accounts payable	5,435	(11,770)
Accrued compensation and related liabilities	(28,386)	(2,777)
Accrued liabilities	(77,865)	(58,777)
Income taxes payable	24,001	6,524
Net cash provided by operating activities	57,126	55,844

Cash flows from investing activities:

Capital expenditures	(45,344)	(36,496)
Proceeds from sale or redemption of marketable securities	29,156	66,214
Purchase of marketable securities and investments	(6,237)	(3,527)
Acquisitions of businesses, net of cash acquired	(32,630)	(25,101)
Other	177	(1,954)
Net cash used in investing activities	(54,878)	(864)

Cash flows from financing activities:

Proceeds from issuance of debt	224,750	252,460
Repayment of debt	(225,282)	(194,283)
Stock options exercised	7,230	3,403
Repurchase of common stock	-	(114,418)
Other	(3,465)	(6,091)
Net cash provided by (used in) financing activities	3,233	(58,929)

Net increase/(decrease) in cash and cash equivalents	5,481	(3,949)
Cash and cash equivalents at beginning of period	35,360	38,914
Cash and cash equivalents at end of period	$40,841	$34,965